Exhibit 99.1

Playtex Products Appoints Herbert Baum to Board of Directors

    WESTPORT, Conn.--(BUSINESS WIRE)--Jan. 25, 2005--Playtex Products, Inc. (NYSE: PYX), announced the appointment of Herb Baum to the Playtex Board of Directors effective immediately.
    Mr. Baum has a long and distinguished career with a broad range of operating and marketing experience developed in key roles at The Dial Corporation, Hasbro Inc., Quaker State and Campbell Soup. Mr. Baum is the President and CEO of The Dial Corporation, which was sold to Henkel in December 2003. Prior to the sale, Mr. Baum was both the Chairman and CEO of The Dial Corporation. Mr. Baum holds Board seats at America West Holdings Corp., Action Performance Co's, Inc., Pepsi Americas Inc., and Meredith Corp., and is a graduate of Drake University.
    Chief Executive Officer, Neil DeFeo, stated, "We are excited to have Herb join our Board of Directors. He brings with him a depth of experience that we expect will be quite valuable to us at Playtex."

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX tampons, PLAYTEX infant feeding products, WET ONES, BANANA BOAT, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX gloves, BINACA and OGILVIE.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262
             Director Investor Relations